SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name: Putnam Tax Exempt Money Market Fund -- Class A Shares
Fiscal period ending:  9/30/96
Inception date (if less than 10 years of performance):  10/26/87

7 DAY YIELD FORMULA - DIVIDENDS DECLARED FOR LAST 7 DAYS / 7 *365

TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

7 DAY YIELD =                        3.15%

CALCULATION OF 7 DAY EFFECTIVE YIELD

Formula:

       7 DAY YIELD                   52.142857)
   ((1+-------------------- )
       ( 52.142857)

7 DAY EFFECTIVE YIELD =              3.20%

TAX-EXEMPT EQUIVALENT YIELD

Formula:         30 day yield
                ---------------          =
        1-(Highest Individual Tax Rate)


 3.04%                3.20%
-------       =       ----               =   5.22%
 1-39.6%              60.4%
















s:\shared\funds\new\A25cal